Exhibit 99.1

GILLA RELEASES Q2 2016 RESULTS; HIGHLIGHTS GROSS MARGIN INCREASE

New York, NY – (August 16, 2016) - Gilla Inc. (“Gilla” or the “Company”) (OTCQB: GLLA), the fast-growing designer, manufacturer and marketer of E-liquid for vaporizers, released its financial results for the three months ended June 30, 2016 which included a significant increase in quarter-over-quarter gross profit margins and continued growth of international sales.

Q2 2016 HIGHLIGHTS:

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For the three months ended June 30, 2016, the Company generated $911,595 in revenues primarily through sales of high margin proprietary E-liquid products.
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Gross profit margins jumped to 62% in the second-quarter of 2016 as compared to 37% in the first-quarter of 2016. This positive bump was primarily attributable to the Company’s efforts to generate high margin returns from global sales of its premium E-liquid products.
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Revenues generated outside of North America grew to 43% of total sales in the second-quarter of 2016 reflecting positive results from the Company’s focus on broadening its sales to international markets.
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Net loss amounted to $1,492,225 for the second-quarter of 2016 as compared to a net loss of $905,868 in the first-quarter of 2016. The quarter-over-quarter increase in net loss was primarily attributable to increases in administrative expenses from the acquisitions closed in late 2015 and the Company’s international growth and expansion. It is anticipated that the Company will see significant cost savings from the consolidation of certain operating activities now that the acquisitions have been fully integrated.
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The Company had previously forecasted revenues of $3 million for the six month period ended June 30, 2016. While the Company was focused on moving its revenues towards the higher margin proprietary products, the shift away from OEM occurred much quicker than was anticipated. OEM revenues were in excess of $1.1 million for the first-quarter of 2016 which had dropped below $120 thousand for the second-quarter of 2016. Factors that contributed to this include the introduction of the “Deeming Regulation” on May 10, 2016 by the U.S. Food and Drug Administration (FDA) which finalized a new rule which extends the FDA’s authority to include the regulation of electronic nicotine delivery systems (such as E-liquid, E-cigarettes and other vapor products) in the United States as of August 8, 2016. The introduction created a slight pause in sales and added to the slowing of OEM revenue given many of the smaller brands in the industry must now contemplate their future. In addition, the Company allocated resources to develop and launch new E-liquid brands for the U.S. which was required to be completed prior to the August 8, 2016 deadline. Revenue from sales of proprietary brands increased to $793 thousand in the second-quarter of 2016 from $200 thousand in the first-quarter of 2016.
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During the second-quarter of 2016, Gilla launched four new proprietary brands and a number of new flavors within Gilla’s existing brands in order to have marketed and sold such new products in the market prior to the regulatory grandfather dates in both Europe and U.S. This development significantly strengthened the Company’s product portfolio as the industry becomes increasingly regulated and the barriers to entry stiffen.

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The Company is reiterating its expectation for cash flow breakeven from operations in the second half of 2016.
“The Company’s strategic plan is coming to fruition very quickly and it’s exciting to see our broad brand portfolio now enjoying success across multiple markets, from Asia to North America and from Europe to Africa. Our growth in international sales demonstrates Gilla’s significant progress in becoming a leading player in the global vape market,” stated J. Graham Simmonds, Chairman and CEO of Gilla. “The higher margin business has been our primary focus and our numbers demonstrate major growth in the second quarter for that segment of our operations. This will be our continued focus into the second half of the year as we continue to grow sales domestically while also exploring the opportunities to expand our global footprint.”

About Gilla Inc.
Gilla Inc. manufactures, markets and distributes E-liquid, which is the liquid used in vaporizers, E-cigarettes, and other vaping hardware and accessories. E-liquid is heated by the atomizer to deliver the sensation of smoking. Gilla aims to be a global leader in the manufacturing and distribution of E-liquid for the vapor industry. The Company provides consumers with choice and quality across categories and price points. Gilla’s product portfolio includes Coil Glaze, The Drip Factory, Surf Sauce, Siren, VaporLiq, Craft Vapes, Craft Clouds, Vape Warriors, Miss Pennysworth’s Elixirs, The Mad Alchemist, Replicant and Crown E-liquid brands.

Forward-looking Statements
Note: This press release contains “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. Gilla Inc. cannot provide assurances that the matters described in this press release will be successfully completed or that the company will realize the anticipated benefits of any transaction. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: global economic and market conditions; the war on terrorism and the potential for war or other hostilities in other parts of the world; the availability of financing and lines of credit; successful integration of acquired or merged businesses; changes in interest rates; management’s ability to forecast revenues and control expenses, especially on a quarterly basis; unexpected decline in revenues without a corresponding and timely slowdown in expense growth; the company’s ability to retain key management and employees; intense competition and the company’s ability to meet demand at competitive prices and to continue to introduce new products and new versions of existing products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance; relationships with significant suppliers and customers; as well as other risks and uncertainties, including but not limited to those detailed from time to time in Gilla Inc. SEC filings. Gilla Inc. undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with Gilla Inc.’s business, please refer to the risks and uncertainties detailed from time to time in Gilla Inc.’s SEC filings.

For more information, please visit gilla.com, or contact:

Mr. J. Graham Simmonds
Chairman and CEO
T: 1 (416) 843-2881
E: graham.simmonds@gilla.com
twitter: @gillainc

For media inquiries, please contact:

Mr. Don FentonVP of Communications
T: 1 (416) 434-3681
E: don.fenton@gilla.com